EXHIBIT 99.1

Gladstone Investment Announces Monthly Cash Distributions for April, May and June, 2016

MCLEAN, Va., April 12, 2016 (GLOBE NEWSWIRE) -- Gladstone Investment Corporation (NASDAQ:GAIN) (the “Company”) announced today that its board of directors declared the following monthly cash distributions.

Regular Monthly Cash Distributions:

Common Stock: $0.0625 per share of common stock for each of April, May and June, 2016, payable per Table 1 below.  The Company has paid 129 consecutive monthly cash distributions on its common stock.

Table 1: Summary Table for Common Stock cash distributions:
Ex-Dividend Date	Record Date	Payment Date	Cash Distribution
April 20	April 22	May 2	$0.0625
May 17	May 19	May 31	$0.0625
June 15	June 17	June 30	$0.0625
Total for the Quarter:			$0.1875

Series A Term Preferred Stock: $0.1484375 per share of the Company’s 7.125% Series A Cumulative Term Preferred Stock (“Series A Term Preferred Stock”) for each of April, May and June, 2016, payable per Table 2 below. The Term Preferred Stock trades on the NASDAQ under the symbol “GAINP.”

Table 2: Summary Table for Series A Term Preferred Stock cash distributions:
Ex-Dividend Date	Record Date	Payment Date	Cash Distribution
April 20	April 22	May 2	$0.1484375
May 17	May 19	May 31	$0.1484375
June 15	June 17	June 30	$0.1484375
Total for the Quarter:			$0.4453125

Series B Term Preferred Stock: $0.140625 per share of the Company’s 6.75% Series B Cumulative Term Preferred Stock (“Series B Term Preferred Stock”) for each of April, May and June, 2016, payable per Table 3 below. The Series B Term Preferred Stock trades on the NASDAQ under the symbol “GAINO.”

Table 3: Summary Table for Series B Term Preferred Stock cash distributions:
Ex-Dividend Date	Record Date	Payment Date	Cash Distribution
April 20	April 22	May 2	$0.140625
May 17	May 19	May 31	$0.140625
June 15	June 17	June 30	$0.140625
Total for the Quarter:			$0.421875

Series C Term Preferred Stock: $0.135417 per share of the Company’s 6.50% Series C Cumulative Term Preferred Stock (“Series C Term Preferred Stock”) for each of April, May and June, 2016, payable per Table 4 below. The Series C Term Preferred Stock trades on the NASDAQ under the symbol “GAINN.”

Table 4: Summary Table for Series C Term Preferred Stock cash distributions:
Ex-Dividend Date	Record Date	Payment Date	Cash Distribution
April 20	April 22	May 2	$0.135417
May 17	May 19	May 31	$0.135417
June 15	June 17	June 30	$0.135417
Total for the Quarter:			$0.406251

The Company offers a dividend reinvestment plan (the “DRIP”) to its common stockholders. For more information regarding the DRIP, please visit www.gladstoneinvestment.com.

Gladstone Investment Corporation is a publicly traded business development company that seeks to make debt and equity investments in small and mid-sized businesses in the United States in connection with acquisitions, changes in control and recapitalizations. Information on the business activities of all the Gladstone funds can be found at www.gladstonecompanies.com.

For Investor Relations inquiries related to any of the monthly dividend paying Gladstone funds, please visit www.gladstone.com.

For further information: Gladstone Investment Corporation, +1-703-287-5893